UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2017

LIBERTY STAR URANIUM & METALS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code 520-731-8786

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.03 is responsive to the information required by this item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 20, 2017, we closed on a securities purchase agreement (“Securities Purchase Agreement”), whereby we issued a convertible note (the “Note”) to one lender in the principal amount of $53,000. The Note is payable in full on June 20, 2018 and bears interest at the rate of 8.00% per annum.

The Note may not be prepaid in whole or in part except as set forth in the Note. Any amount of principal or interest on the Note which is not paid when due shall bear interest at the rate of 22% per annum from the due date until paid.

The Note may be convertible into shares of common stock of our company at any time from 180 days after the execution date of the Note and ending on the later of the maturity date, or the date of payment of the Default Amount (as defined in the Securities Purchase Agreement) at a price per share of 65% (representing a 35% discount) of the average of the lowest five (5) VWAP’s (as defined in the Securities Purchase Agreement) for our common stock during the 10-trading day period ending on the latest completed trading day prior to the date of conversion.

The foregoing descriptions of the Securities Purchase Agreement and the Note and of all of the parties’ rights and obligations under the Securities Purchase Agreement and the Note are qualified in its entirety by reference to the Securities Purchase Agreement and the Note, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and of which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

We issued the security to one U.S. person who is an accredited investor (as that term is defined in Rule 501 of Regulation D, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and in issuing these securities to this investor we relied on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Securities Purchase Agreement dated June 7, 2017

10.2	Convertible Promissory Note dated June 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:	/s/ James Briscoe
Name:	James Briscoe, President, CEO and Director
Date:	June 26, 2107